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                                                   EXHIBIT 10 (k)



                ST. JOSEPH LIGHT & POWER COMPANY

                   OFFICERS ANNUAL BONUS PLAN

                     ADOPTED MARCH 20, 1996


1. PURPOSE. The purpose of the St. Joseph Light & Power Company (the "Company") Annual Bonus Plan (the "Plan") is to aid the Company in retaining qualified and competent management and to encourage significant contributions by such personnel to the success of the Company by providing additional incentive to those employees who contribute to the successful and profitable operations of the Company while simultaneously managing expenses for the benefit of the customer and shareholder alike. It is believed that these purposes will be furthered through the granting of Cash Awards to officers as provided herein.

2. GENERAL ADMINISTRATION. The Compensation Committee (the "Committee") shall have full power and authority to administer and interpret the Plan, subject to the provisions of the Plan and as to such matters as are reserved under the Plan to the Board. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding on all employees. The Committee may adopt such procedures as it deems necessary or appropriate in administering the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Cash Award granted under the Plan.

3. ELIGIBILITY. Subject to Section 6, the officers of the Company shall be granted Cash Awards as set forth in Section 4.

4. MANAGEMENT BONUS.

   (a) DEFINITIONS.

      (i)  "Plan Year" shall mean the Company's fiscal year.

      (ii) "Return on Equity" (ROE) shall mean the total after-tax earnings available for common stock divided by the period ending shareholder equity.

       (iii)"Peer Group Utilities" shall mean the investor-owned companies, or their successors by any merger or consolidation, participating in the Missouri Valley Electrical Association for which annual financial data is readily and publicly available.


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   (b) CASH AWARD FORMULA.

       (i) A participant shall earn a Cash Award during a Plan Year based upon the attainment of different performance levels for the two performance criteria set forth in Sections 4(c)(i) and (ii), as modified pursuant to Section 4(d). The value of a Cash Award for a performance level applicable to each performance criterion shall be determined as a percent of base salary as of the last day of a Plan Year as follows:

                             PERFORMANCE      PERCENT
            PARTICIPANTS        LEVEL        OF SALARY
            ------------     -----------     ---------
            President        Threshold          7.5
                             Target            10.0
                             Outstanding       12.5

            Other Officers   Threshold          5.0
                             Target             7.5
                             Outstanding       10.0

            The total Cash Award shall be the sum of the awards earned for each performance criterion as set forth in Sections 4(c)(i) and 4(c)(ii) and as modified by the "ratepayer protection" factor set forth in
            Section 4(d). The failure to attain at least the threshold performance level for a Plan Year applicable to one performance criterion shall not affect the earned portion of a Cash Award attributable to the other performance criterion.

       (ii) Notwithstanding anything herein to the contrary, no Cash Award, or portion thereof, shall be earned for a Plan Year in which the total dividends per share payable on Common Stock are not equal to or greater than such dividends per share for the prior Plan Year.

       (iii)Further, notwithstanding anything herein to the contrary, for the purposes of calculating the incentive award, the Compensation Committee of the Board, may recommend to the Board, adjustments in calculating the incentive award(s). The purpose of such adjustments, if any, is to more accurately reflect the true operating performance of the Company. Adjustments may include, but are not limited to, excluding or including extraordinary items of income or expense. Decisions of the Board in regard to this matter shall be final and conclusive.

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       (iv) Regardless of performance based on the incentive
            plan performance measures no participant shall be eligible to receive an award unless his performance is at least "fully competent" or greater. Where possible, prior to taking such action, the participant should be advised of the performance shortfall at the time the issue arose and the discussion confirmed in writing. The goal of this communication process is to ensure that the appropriate constructive discussions have taken place and that the participant has the opportunity to take corrective action.

            The purpose and intent of this paragraph is to ensure that each individual officer through his personal performance has earned the award as calculated under the annual plan formula.

            Except for his own performance evaluation, the determination of other officers' performance shall be based on the recommendation of the President with the review and modification/approval of the Compensation Committee. The final determination of all participants' performance evaluation and award under the annual plan, in relationship to this plan paragraph, shall be at the sole discretion of the Compensation Committee of the Board.

   (c) PERFORMANCE CRITERIA. A participant shall earn a Cash
       Award based upon performance against two performance criteria, ROE and controllable expenses.

       (i) Return on Equity. The objective of this goal is to motivate an improved ROE. Return on equity shall be measured for each Plan Year. Performance levels shall be determined as the relative percentile ranking of the Company ROE to all other Peer Group Utilities.

                                  Relative Percentile Ranking
            Performance Level            (100% = Best)
            -----------------     ---------------------------
               Threshold                    50th
               Target                       60th
               Outstanding                70th or better

       (ii) Other Operations and Maintenance Expense Control. The objective of this goal shall be to reduce controllable expenses as measured against the preceding five year average growth in expenses. Expenses shall be measured in constant dollars to adjust for inflation. Controllable expenses shall include, but not be limited to, payroll, pension

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            and medical costs, materials, supplies, and outside
            services. Controllable expenses shall not include taxes, depreciation, interest expense, other deductions, fuel or purchased power costs.

                                  Five-Year Average Growth
            Performance Level     In Controllable Expenses
            -----------------     ------------------------
               Threshold                    1.0%
               Target                       0.5%
               Outstanding                  0.0%

   (d) RATEPAYER PROTECTION. To motivate achievement of goals while protecting customers from increases in rates per Kilowatt hour ("Kwh"), the value of a participant's Cash Award which would otherwise be earned pursuant to the two performance criteria set forth in Sections 4(c)(i) and
      (ii) shall be modified based upon the Company's ranking among the residential rates per Kwh for the Peer Group Utilities.

                               Effect on
                             Value of Cash
      Company's Relative     Awards Otherwise     Modifier
           Ranking               Payable           Factor
      ------------------     ----------------     --------
      1 (lowest Kwh rate)    Increased 10%          1.10
      2                      Increased 5%           1.05
      3-4                    None                   1.00
      5                      Decreased 10%           .90
      6                      Decreased 30%           .70
      7-8                    Decreased 50%           .50
      9 or below             (Eliminated)            .00

   (e) DISCRETIONARY INCENTIVE FUND. A Discretionary Incentive Fund equal to 20% of the Basic Award (i.e., the total of all awards under the plan prior to any individual reductions as a result of performance) will be available to the President and the Compensation Committee. The purpose of the discretionary fund is to recognize extraordinary performance on the part of an officer or group of officers. There is no requirement that any or all of the discretionary fund dollars be spent. Discretionary fund dollars not spent would not be carried over to the next plan year. Awards from the discretionary fund based on the recommendation of the President and any other awards from the Discretionary Incentive Fund shall be determined at the sole and final discretion of the Committee.

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   (f) Payment of the Award. The amount of the Cash Award earned during a Plan Year shall be paid as soon as possible following the March Board meeting subsequent to the Plan
      Year.

5. TAXES. The Company shall have the right to deduct from a participant's Cash Award federal, state, local or other taxes which may be required to be withheld or paid in connection with such an Award.

6. GRANTS TO EMPLOYEES. The granting of Cash Awards pursuant to the Plan shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Cash Award to a particular employee.

7. EMPLOYMENT RIGHTS. Nothing in the Plan or in any Cash Award granted pursuant to the Plan shall confer on any individual any right to be or to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate the employment of any individual at any time.

8. AMENDMENT AND TERMINATION. The Board shall have complete power and authority to amend or terminate the Plan at any time; provided, however, that an amendment or termination of
   Section 4 of this Plan shall be adopted only at the regularly scheduled March Board meeting and shall be effective as of the beginning of the Plan Year in which such amendment or termination was adopted and no other action throughout the Plan Year shall change the benefits or performance criteria or goals with respect to a current Plan Year.

9. LEGAL CONSTRUCTION. The Plan shall be interpreted and construed in accordance with the laws of the State of Missouri.

10.EFFECTIVE DATE. The Effective Date of the Plan shall be
   January 1, 1996.

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